Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@UniversalLogistics.com

(586) 920-0100

Universal Logistics Holdings, Inc. Reports Third Quarter 2016 Financial Results

Warren, MI – October 27, 2016 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported third quarter 2016 net income of $5.0 million, or $0.18 per basic and diluted share, on total operating revenues of $271.5 million.  This compares to $9.2 million, or $0.32 per basic and diluted share, during third quarter 2015 on total operating revenues of $284.2 million.

Operating revenues from transportation services decreased $14.5 million, including a decline of $3.3 million in separately-identified fuel surcharges, to $163.6 million for the quarter ended October 1, 2016.  This compares to $178.1 million for the same period last year. The reduction in transportation services also reflects a 10.3% year-over-year decrease in average operating revenue per load, excluding fuel surcharges.  The declines in transportation service revenues were however partly offset by a 2.7% increase in the number of loads hauled.  During the quarter ended October 1, 2016, Universal hauled 154,700 transportation services loads compared to 150,668 during the same period last year.

Overall, value-added services revenues increased $3.6 million to $72.0 million in the third quarter of 2016, compared to $68.4 million in the same period last year.  The positive momentum in our value-added services was driven by the launch of several new programs over the past twelve months.  This increase however has been partially offset by a decline in our value-added service operations supporting the heavy-truck market.  Revenues attributable to these operations declined $8.7 million to $16.6 million during the third quarter of 2016, compared to $25.3 million during the same period last year.

Revenues from intermodal services declined by $1.8 million to $35.9 million in the third quarter of 2016 from $37.7 million during the same period last year.  The decline reflects a $1.8 million decrease in revenues attributable to fuel surcharges, as well as a $0.5 million decrease in depot revenues.  Compared to the same period last year, both the average operating revenue per load, excluding fuel surcharges, and the number of intermodal loads hauled increased modestly during the third quarter of 2016 by 1.1% and 0.8%, respectively.

Consolidated income from operations decreased $6.9 million to $10.0 million, compared to $16.9 million in third quarter 2015, and included a $4.1 million decline in operating income from our operations supporting heavy-truck.  During the third quarter of 2016, EBITDA decreased by $6.4 million to $19.1 million compared to $25.5 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the third quarter 2016 were 3.7% and 7.0%, respectively.  These profitability metrics compare to 6.0% and 9.0%, respectively, in third quarter 2015.

Income from operations in Universal’s logistics segment, which includes value-added and dedicated transportation services, declined to $5.4 million in the third quarter 2016, from $10.1 million in the same period last year.  During the third quarter 2016, income from operations in Universal’s transportation segment, which is primarily comprised of truckload and intermodal services, decreased to $4.6 million, compared to $8.1 million during the same period last year on total operating revenues of $169.7 million compared to $186.9 million one year earlier.

“We are encouraged by the growth in our value-added business and are launching new programs at the fastest pace in our recent history,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “Despite these positive trends, we continue to face challenges in the heavy-truck market where we’ve seen our operating revenues decline in excess of 30% compared to last year.  Although I do believe we are at or near the bottom of the cycle in this market, we do expect the current conditions to persist for at least the near term.  Our focus is going to be to execute well on things within our control.  We are going to continue to provide operational and service excellence for our customers, pursue the opportunities in our sales pipeline and make smart decisions on spending.  Our focus is on the long-term, and we are confident in the resiliency of our business model.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of October 1, 2016, Universal held cash and cash equivalents totaling $1.5 million and marketable securities totaling $13.8 million.  Outstanding debt, net of debt issue costs, was $248.9 million and capital expenditures totaled $36.2 million in the third quarter 2016.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on November 7, 2016 and is expected to be paid on November 17, 2016.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s third quarter 2016 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EDT
Date:	Friday, October 28, 2016
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	90900872

A replay of the conference call will be available beginning two hours after the call through November 25, 2016, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 90900872. The call will also be available on investors.goutsi.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Operating revenues:
Transportation services	$163,587	$178,114	$476,235	$518,668
Value-added services	71,956	68,400	225,716	213,723
Intermodal services	35,950	37,700	106,749	110,391
Total operating revenues	271,493	284,214	808,700	842,782

Operating expenses:
Purchased transportation and equipment rent	131,832	146,687	385,509	427,852
Direct personnel and related benefits	65,257	54,116	194,615	159,374
Commission expense	8,217	9,651	24,668	28,012
Operating expense (exclusive of items shown separately)	24,973	25,483	72,465	81,624
Occupancy expense	8,075	6,739	23,772	20,173
Selling, general and administrative	9,087	9,452	26,576	27,724
Insurance and claims	4,949	6,598	13,607	16,643
Depreciation and amortization	9,076	8,544	26,757	26,449
Total operating expenses	261,466	267,270	767,969	787,851
Income from operations	10,027	16,944	40,731	54,931
Interest expense, net	(2,078)	(2,078)	(6,156)	(5,821)
Other non-operating income	170	135	420	807
Income before provision for income taxes	8,119	15,001	34,995	49,917
Provision for income taxes	3,122	5,754	13,474	19,222
Net income	$4,997	$9,247	$21,521	$30,695

Earnings per common share:
Basic	$0.18	$0.32	$0.76	$1.04
Diluted	$0.18	$0.32	$0.76	$1.04

Weighted average number of common shares outstanding:
Basic	28,413	28,661	28,410	29,537
Diluted	28,413	28,661	28,410	29,541

Dividends declared per common share:	$0.07	$0.07	$0.21	$0.21

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 1, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1,544	$12,930
Marketable securities	13,786	13,431
Accounts receivable - net	149,096	141,275
Other current assets	39,191	35,204
Total current assets	203,617	202,840
Property and equipment - net	236,499	177,189
Other long-term assets - net	118,115	123,126
Total assets	$558,231	$503,155

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$119,750	$91,700
Debt - net	248,924	233,414
Capital lease obligations	223	1,981
Other long-term liabilities	43,390	44,979
Total liabilities	412,287	372,074
Total shareholders' equity	145,944	131,081
Total liabilities and shareholders' equity	$558,231	$503,155

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Transportation Services:
Average operating revenues per loaded mile (a)	$2.46	$2.75	$2.40	$2.72
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.31	$2.54	$2.26	$2.48
Average operating revenues per load (a)	$934	$1,057	$911	$1,029
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$877	$978	$856	$941
Average length of haul (a) (b)	380	384	379	379
Number of loads (a)	154,700	150,668	461,337	453,353

Value-Added Services:
Number of facilities (c)
Customer provided	18	17	18	17
Company leased	29	31	29	31
Total	47	48	47	48

Intermodal Services:
Drayage (in thousands)	$33,699	$34,926	$99,479	$101,062
Domestic Intermodal (in thousands)	402	389	1,255	1,639
Depot (in thousands)	1,849	2,385	6,015	7,690
Total (in thousands)	$35,950	$37,700	$106,749	$110,391

Average operating revenues per loaded mile	$6.18	$5.60	$5.64	$5.47
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$5.54	$4.76	$5.05	$4.59
Average operating revenues per load	$395	$412	$394	$414
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$354	$350	$353	$347
Number of loads	85,367	84,720	252,563	244,286
Number of container yards	11	10	11	10

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.

(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Average Headcount:
Employees	5,609	4,730	5,399	4,497
Full time equivalents	2,325	1,678	2,111	1,557
Total	7,934	6,408	7,510	6,054

Average number of tractors:
Provided by owner-operators	3,117	3,333	3,154	3,299
Owned	1,151	782	1,151	822
Third party lease	15	32	22	30
Total	4,283	4,147	4,327	4,151

Operating Revenues by Segment:
Transportation	$169,655	$186,927	$496,488	$542,884
Logistics	101,110	97,179	310,896	299,591
Other	728	108	1,316	307
	$271,493	$284,214	$808,700	$842,782

Income from Operations by Segment:
Transportation	$4,577	$8,086	$17,384	$23,602
Logistics	5,360	10,129	24,517	31,627
Other	90	(1,271)	(1,170)	(298)
	$10,027	$16,944	$40,731	$54,931

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
	( in thousands)		( in thousands)
EBITDA
Net income	$4,997	$9,247	$21,521	$30,695
Provision for income taxes	3,122	5,754	13,474	19,222
Interest expense, net	2,078	2,078	6,156	5,821
Depreciation and amortization	9,076	8,544	26,757	26,449
Other non-operating income	(170)	(135)	(420)	(807)
EBITDA	$19,103	$25,488	$67,488	$81,380

EBITDA margin (a)	7.0%	9.0%	8.3%	9.7%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.